EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:

Charles Constanti

Vice President and Chief Financial Officer

(510) 420-7443

cconstanti@netopia.com

Netopia Appoints J. Francois Crepin to Board of Directors

EMERYVILLE, Calif., November 15, 2005 – Netopia, Inc. (OTCBB:NTPA), a market leader in broadband gateways and service delivery software, today announced that J. Francois Crepin has been appointed to serve on the Netopia Board of Directors, effective immediately.

Mr. Crepin is President and CEO, and Co-Founder of Akros Silicon Inc. Founded in January 2005, Akros Silicon Inc. is a venture capital-backed fabless semiconductor company located in Folsom California. Akros focuses on developing highly integrated and innovative products in the fast growing Ethernet networking and broadband communications arenas. From March 1999 through October 2004, Mr. Crepin served as President, COO and Director of Metalink Ltd. Mr. Crepin previously held executive positions at Level One Communications Inc., as well as positions at LSI Logic and National Semiconductor.

“I look forward to working with Netopia as it continues to provide industry leading products and services to telecommunications carriers around the world,” said J. Francois Crepin.

“Francois Crepin is an industry leader with early VDSL technology at Metalink. We are excited to have him share his experience and expertise as Netopia moves into the evolving VDSL2 market for advanced ‘triple play’ services,” said Alan Lefkof, Netopia’s president and CEO.

About Netopia

Netopia, Inc. is a market leader in broadband customer premises equipment, remote management software, and broadband services. Netopia offers carrier-class wired and wireless modems, routers, and gateways. Netopia gateways serve markets from residential through enterprise-scale distributed businesses, and enable broadband access for voice, video, data, and other services. Netopia’s Wi-Fi CERTIFIED™ gateways feature 3-D Reach® technology for enhanced wireless range, security, and performance. Netopia’s remote management software enables service provisioning, monitoring, and remote control for broadband gateways and personal computers, and is designed to meet the requirements of a full range of users: individual-to-individual, carrier-to-customer, and help desk-to-users. Netopia’s broadband services include Wi-Fi hot spots for local and nationwide networks of small venues, Web site and remote control service hosting, and parental controls. Netopia has established strategic business relationships with leading carriers and broadband service providers including Belgacom, BellSouth, Covad Communications, EarthLink, eircom, Hong Kong Telecom/PCCW, MegaPath Networks, Netifice, SBC Communications, Swisscom, and Verizon.

Headquartered in Emeryville, California, Netopia’s common stock is listed for quotation on the OTC Bulletin Board (OTCBB) under the symbol “NTPA”. Further information about Netopia can be obtained via phone (510) 420-7400, fax (510) 420-7601, or on the Web at www.netopia.com.

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